EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HEI, Inc.:

We consent to the incorporation by reference in the registration statements (Nos., 333-70426, 333-40026, 333-104830, 333-113419, and 333-115982) on Form S-3 and (Nos. 333-86338, 333-95529, 333-95551, 333-49489, 33-33322, 33-46928, and 33-46929) on Form S-8 of HEI, Inc. of our reports dated January 12, 2005, with respect to the consolidated balance sheets of HEI, Inc. and subsidiaries as of August 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2004 and the related financial statement schedule, which reports appear in the Annual Report on Form 10-K for the fiscal year ended August 31, 2004, of HEI, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
January 13, 2005